Filed Pursuant to Rule 433
Registration Nos. 333-249132 and 333-249132-01
April 7, 2021

BROOKFIELD FINANCE INC.
US$500,000,000 2.724% NOTES DUE 2031

PRICING TERM SHEET
April 7, 2021

Issuer:	Brookfield Finance Inc.

Guarantor:	Brookfield Asset Management Inc.

Guarantee:	The Notes will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by Brookfield Asset Management Inc.

Security:	2.724% Senior Unsecured Notes due 2031

Expected Ratings*:	A- (stable) (S&P Global Ratings) A- (stable) (Fitch Ratings, Inc.) A (low) (stable) (DBRS Limited) Baa1 (stable) (Moody’s Investors Service, Inc.)

Ranking:	Senior Unsecured

Size:	US$500,000,000

Trade Date:	April 7, 2021

Expected Settlement Date:

April 12, 2021 (T+3)

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

Maturity Date:	April 15, 2031

Coupon:	2.724%

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2021

Price to Public:	100.000%

Benchmark Treasury:	UST 1.125% due February 15, 2031

Benchmark Treasury Price & Yield:	95-06+; 1.654%

Spread to Benchmark Treasury:	+ 107 basis points

Yield:	2.724%

Denominations:	Initial denominations of US$2,000 and subsequent multiples of US$1,000

Covenants:	Change of control (put @ 101%) Negative pledge Consolidation, merger, amalgamation and sale of substantial assets

Redemption Provisions:

Make-Whole Call:	Prior to January 15, 2031 (three months prior to maturity), treasury rate plus 20 basis points

Par Call:	At any time on or after January 15, 2031 (three months prior to maturity), at 100% of the principal amount of the Notes to be redeemed

Use of Proceeds:	An amount equal to the net proceeds from the sale of the Notes will be allocated to the financing and/or refinancing of recently completed and future Eligible Green Projects, including the development and redevelopment of such projects. Pending such allocation, the net proceeds will be temporarily used for general corporate purposes, including the early redemption of all or a portion of the outstanding Cdn$600 million principal amount of 4.54% notes due March 31, 2023 issued by the Guarantor.

CUSIP/ISIN:	11271L AH5 / US11271LAH50

Joint Book-Running Managers:	Citigroup Global Markets Inc. SMBC Nikko Securities America, Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

Co-Managers:	Banco Bradesco BBI S.A.
BNP Paribas Securities Corp.
Itau BBA USA Securities, Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
National Bank of Canada Financial Inc.
Natixis Securities Americas LLC
Santander Investment Securities Inc.
SG Americas Securities, LLC

Capitalized terms used and not defined herein have the meanings assigned in the Issuer and the Guarantor’s Prospectus Supplement, dated April 7, 2021.

* Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer and the Guarantor have filed a joint registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or by emailing prospectus@citi.com or by calling SMBC Nikko Securities America, Inc. at 1-888-868-6856 or by emailing prospectus@smbcnikko-si.com.